Exhibit 99.1
VERMILLION LOGO
FOR IMMEDIATE RELEASE
VERMILLION, INC. ANNOUNCES RECEIPT OF NOTICE OF COMPLIANCE FROM NASDAQ
Fremont, Calif., September 17, 2007 — Vermillion, Inc. (the “Company”) (Nasdaq: VRML) announced today that it received written notification from The Nasdaq Stock Market (“Nasdaq”) that the Company has regained compliance with Nasdaq Marketplace Rule 4310(c)(3) as a result of achieving a market value of listed securities of the Company’s common stock of $35 million or more for a period of 10 consecutive business days. Nasdaq notified the Company on August 17, 2007 that the Company was not in compliance with the minimum requirements set forth in Marketplace Rule 4310(c)(3), which requires that a company listed on Nasdaq have a minimum of $2.5 million stockholders’ equity, $35 million market value of listed securities or $500,000 of net income from continuing operations. According to the Nasdaq, this matter is now closed.
This notification, however, does not resolve the noncompliance with Marketplace Rule 4310(c)(4) pertaining to the minimum bid price requirement for continued listing. Pursuant to notice from Nasdaq dated September 6, 2007, the Company has a period of 180 calendar days, or until March 4, 2008, to regain compliance with this Rule.
About Vermillion
Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Vermillion can be found on the Web at http://www.vermillion.com.